CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-62871 pertaining to the Berry Petroleum Company Thrift Plan of our report dated June 14, 2005, with respect to the statements of net assets available for benefits of the Berry Petroleum Thrift Plan as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004 and the related supplemental schedule, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Berry Petroleum Thrift Plan.

/s/Corbin & Company, LLP

Corbin & Company, LLP

Irvine, CA

July 7, 2005